EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERWOVEN, INC.,

MAHOGANY ACQUISITION CORPORATION

AND

iMANAGE, INC.

AUGUST 6, 2003

i

TABLE OF CONTENTS—(Continued)

ii

TABLE OF CONTENTS—(Continued)

INDEX OF EXHIBITS

Exhibit A	Form of Company Voting Agreement

Exhibit B	Form of Parent Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 6, 2003, among Interwoven, Inc., a Delaware corporation (“Parent”), Mahogany Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and iManage, Inc., a Delaware corporation (“Company”).

RECITALS

A.    The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”).

B.    For United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

C.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of Company are entering into Voting Agreements with Parent in the form of Exhibit A (the “Company Voting Agreement”).

D.    Concurrently with the execution of this Agreement, and as a condition and inducement to Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into Voting Agreements with Company in the form of Exhibit B (the “Parent Voting Agreement”).

E.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of Company are entering into Non-Competition Agreements with Parent which shall become effective as of the Effective Time (as defined in Section 1.2).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger.    Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Company shall be merged with and into Merger Sub, the separate corporate existence of Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2     Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, located at Silicon Valley Center, 801 California Street, Mountain View, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3     Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the Certificate of Merger, this Agreement and the applicable provisions of Delaware Law.

1.4     Certificate of Incorporation; Bylaws.

(a)  At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is ‘iManage, Inc.’”

(b)  At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5     Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6     Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

(a)  Conversion of Company Common Stock.    Each share of common stock, par value $0.001 per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in Section 1.7(j)), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive (i) 2.0943 (the “Stock Exchange Ratio”) shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) and (ii) $1.20 in cash, without interest (the “Per Share Cash Consideration”), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). Company Common Stock that is Company Restricted Stock (as defined in Section 1.9) shall be subject to the provisions of Section 1.9.

(b)  Cancellation of Company-Owned and Parent-Owned Stock.    Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)  Stock Options; Employee Stock Purchase Plan.    At the Effective Time, all options to purchase Company Common Stock then outstanding under (i) Company’s 1997 Stock Option Plan (the “Company Stock Option Plan”) and (ii) Company’s 2000 Non-Officer Stock Option Plan (the “Company Non-Officer Stock Option Plan”, and collectively with the Company Stock Option Plan, the “Company Stock Option Plans”) shall be assumed by Parent in accordance with Section 5.10. Rights outstanding under Company’s 1999 Employee Stock Purchase Plan (the “Company ESPP”) shall be treated as set forth in Section 5.10.

(d)  Capital Stock of Merger Sub.    Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)  Adjustments to Merger Consideration.    The Stock Exchange Ratio, the Per Share Cash Consideration and the Option Exchange Ratio shall each be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

1.7     Exchange of Certificates.

(a)  Exchange Agent.    Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the “Exchange Agent”) in the Merger and shall enter into an agreement with the Exchange Agent, reasonably satisfactory to Company.

(b)  Exchange Fund.    Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock and cash (such shares of Parent Common Stock and cash, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 1.6 and Section 1.7(e) in exchange for outstanding shares of Company Common Stock.

(c)  Exchange Procedures.    Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock and cash pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.7(e) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock (after aggregating all Certificates surrendered by such holder) into which such holder is entitled pursuant to Section 1.6(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or required by applicable law or regulation), cash, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock and cash into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d). No interest will be paid or accrued on any cash payable pursuant to Section 1.6(a), in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock and cash may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d)  Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(e)  Fractional Shares.    No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock (that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.7(f), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the average closing sale price of one share of Parent Common Stock for the ten most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Closing Date, as reported on The Nasdaq Stock Market.

(f)  Required Withholding.    Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g)  Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock and cash into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(h)  No Liability.    Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)  Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7(i) shall thereafter look only to Parent for the shares of Parent Common Stock and cash, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

(j)  Dissenting Shares.    If holders of shares of Company Common Stock and Company preferred stock are entitled to appraisal rights pursuant to Delaware Law in connection with the Merger, any Dissenting Shares will not be converted into the right to receive shares of Parent Common Stock and cash as provided in Section 1.6(a) and cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e), but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Company will give Parent prompt notice (and in any case, within one business day) of any demand received by Company for appraisal of shares of Company Common Stock or Company preferred stock, and Parent will have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with Parent’s prior written consent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Company stockholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Parent will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Company stockholder of its Certificate(s), the cash portion of the consideration, the shares of Parent Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Company stockholder would have been entitled to under Section 1.6(a), subject to the other provisions of this Agreement. “Dissenting Shares” means any shares of Company Common Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters’ rights to obtain payment for such dissenting shares in accordance with Delaware Law have been duly and properly exercised and perfected in connection with the Merger.

1.8     No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock and cash issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9     Restricted Stock.    If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares (“Company Restricted Stock”) may be forfeited or repurchased by Company upon any termination of the stockholder’s employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions and the cash payable pursuant to Section 1.6(a) in respect of such shares of Company Restricted Stock shall only be paid when the shares of Parent Common Stock into which such shares were converted vest in accordance with their terms; in the event such shares are forfeited or are repurchased, no such cash shall be paid or be payable. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

1.10     Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.11     Further Action.    At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

As of the date of this Agreement and as of the Closing Date, except as disclosed in the disclosure letter delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) (each part of which (a “Part”) qualifies the correspondingly numbered representation or warranty and only such other representations or warranties to the extent the text of a disclosure made in such Part is disclosed in such a way as to make its relevance to such other representation or warranty readily apparent to a reasonable person), Company represents and warrants to Parent and Merger Sub as follows:

2.1     Organization; Subsidiaries.

(a)  Organization; Standing and Power.    Company and each of its subsidiaries (as defined in Section 8.3) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Company.

(b)  Charter Documents.    Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of Company, each as amended to date and (ii) the certificate of incorporation and bylaws, or like organizational documents of each of its subsidiaries (collectively with the documents identified in clause 2.1(b)(i) above, the “Company Charter Documents”), and each such instrument is in full force and effect. Neither Company nor any subsidiary is in violation of any of the provisions of any of the Company Charter Documents.

(c)  Minutes.    Company has made available to Parent and its representatives true and complete copies of the minutes of all meeting of the stockholders, the Board of Directors and each committee of the Board of Directors of Company and each of its subsidiaries since Company’s initial public offering of its common stock.

(d)  Subsidiaries.    Part 2.1(d) of the Company Disclosure Letter sets forth a list of each subsidiary of Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by Company, a wholly-owned subsidiary of Company, or Company and another wholly-owned subsidiary of Company, free and clear of all Encumbrances, except for restrictions imposed by applicable securities laws, and are duly authorized, validly issued, fully paid and nonassessable. Other than the subsidiaries of Company, neither Company nor any of its subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

2.2     Company Capitalization.

(a)  The authorized capital stock of Company consists solely of 100,000,000 shares of Company Common Stock, of which there were 24,475,658 shares issued and outstanding as of the close of business on August 5, 2003, 2,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company Charter Documents or any Contract (as defined in Section 8.3) to which Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by Company or by any subsidiary of Company. There are 345,000 shares of Company Restricted Stock issued or outstanding. A list of the holders of Company Restricted Stock is set forth in Part 2.2(a) of the Company Disclosure Letter together with (i) the name of the holder of such Company Restricted Stock, (ii) the number of shares and the vesting schedule of the Company Restricted Stock held by each, (iii) the repurchase price of such Company Restricted Stock, (iv) the date on which such Company Restricted Stock was purchased or granted, (v) the applicable vesting schedule pursuant to which Company’s right of repurchase or forfeiture lapses, and (vi) the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof.

(b)  As of the close of business on August 5, 2003, (i) 5,154,113 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan for an aggregate exercise price of $19,985,389, (ii) 1,353,855 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Non-Officer Stock Plan (together with the options set forth in clause (i) above, the “Company Options”) for an aggregate exercise price of $4,270,948, and (iii) 989,479 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the vesting schedule of such Company Option, and the extent to which such Company Option is vested as of the date of this Agreement; and (vi) the date on which such Company Option expires. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plans and the Company ESPP and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plans. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There will be no acceleration of vesting of the Company Options at the Effective Time or as a result of the Merger or the transactions contemplated hereby or the occurrence of any subsequent event (such as the termination of employment of the option holder following consummation of the Merger). There are no Contracts of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent event). There are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Company or any of its subsidiaries. A list of the holders of warrants to purchase capital stock of Company is set forth in Part 2.2(b) of the Company Disclosure Letter together with (i) the name and address of the holder of such warrant, (ii) the number of shares and the vesting schedule of the warrants held by each, (iii) the per share exercise price of such warrant, (iv) the date on which such warrant was purchased or granted, and (v) the applicable vesting schedule.

(c)  All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all requirements set forth in applicable Contracts pursuant to which such securities were issued. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4).

2.3     Obligations With Respect to Capital Stock.    Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. There is no liability for dividends accrued but unpaid. Neither Company nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote (“Voting Debt”). Except for the Company Voting Agreements, there are no registration rights, and there is no voting agreement, voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be issued.

2.4     Authority; Non-Contravention.

(a)  Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to (i) the approval and adoption of this Agreement and the approval of the Merger by Company’s stockholders as required by Delaware Law (the “Company Stockholder Approvals”), and (ii) the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b)  The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict in any material respect with or violate any material Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any material Contract to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective material assets are bound or affected, in each case that is material to Company. Part 2.4(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of Company’s or any of its subsidiaries’ Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would reasonably be likely to materially affect the ability of Parent to conduct Company’s business as currently conducted.

(c)  No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other person, is required to be obtained or made by Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.18) and a Schedule 13D with regard to the Parent Voting Agreements with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the effectiveness of the Registration Statement (as defined in Section 2.18), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the securities or antitrust laws of any foreign country (“Necessary Consents”) and (iv) such other consents, orders or authorizations of, filings, approvals, declarations or filings with any Governmental Entity which if not obtained or made would not reasonably be likely to materially affect the ability of the parties to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

2.5     SEC Filings; Company Financial Statements.

(a)  Company has filed all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by Company with the SEC since the effective date of the registration statement of Company’s initial public offering and has made available to Parent via EDGAR Company’s filings with the SEC. All such required forms, statements, schedules, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments and quarter-end adjustments. The balance sheet of Company as of March 31, 2003 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, and the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement and the transactions contemplated hereby. All reserves established by Company that are set forth in or reflected in the Company Balance Sheet are adequate. The Financial Statements comply in all material respects with the American Institute of Certified Public Accountants’ Statement of Position 97-2.

(c)  Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d)  Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to Company, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer. To Company’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data. To Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls.

2.6     Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet there has not been until the date hereof: (i) any Material Adverse Effect with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company or any of its subsidiaries of any of Company’s or its subsidiaries’ capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in salary or fees or payment of any bonus to any of their directors or executive officers, in any case, in excess of 10% of any such amount prior to such increase, (v) any making of any loan or providing any advance to their directors or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into, or modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Company of the nature contemplated hereby, (vi) any change or alteration in the policy of Company or its subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants, (vii) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other Contract with regard to the use, acquisition or licensing of any material

Intellectual Property (as defined in Section 2.9) other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (viii) entry by Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any material Contract other than in the ordinary course of business consistent with past practice, (ix) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (x) any material revaluation by Company or any of its subsidiaries of any of their material assets, including writing off notes or accounts receivable other than in the ordinary course of business, (xi) any cancellation by Company or any of its subsidiaries of any debts or waiver of any claims or rights of material value, and (xii) any sale, transfer or other disposition outside of the ordinary course of business of any material properties or assets (real, personal or mixed, tangible or intangible) by Company or any of its subsidiaries.

2.7     Taxes.

(a)  Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes (as hereinafter defined) required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(b)  Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”) and other Taxes required to be withheld, and Company and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c)  Neither Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed in writing or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)  To Company’s knowledge, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(e)  No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed formally or informally in writing by any Tax authority to Company or any of its subsidiaries or any representative thereof.

(f)  Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

(g)  Neither Company nor any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does Company or any of its subsidiaries owe any amount under any such agreement (c) any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that was treated as a partnership for Tax purposes.

(h)  Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after December 31, 2002 pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(i) None of Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(j)  Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

(k)  Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” pursuant to the provisions of Section 368 of the Code.

For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

2.8     Title and Operation of Properties.

(a)  Part 2.8 of the Company Disclosure Letter lists all real property owned by Company or any of its subsidiaries and all material real property leases to which Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default by Company or any of its subsidiaries or, to the knowledge of Company, by any third party thereto (or event which with notice or lapse of time, or both, would constitute a default).

(b)  Company or one of its subsidiaries (i) has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business), in each case, free and clear of any Encumbrances, except as reflected in the Company Financials and except for Encumbrances for Taxes not yet due and payable and such Encumbrances which are not material in character, amount or extent and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.9     Intellectual Property.

(a)  Definitions.    For the purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all rights in: (a) United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) trade secrets, proprietary information and know how; (c) copyrights, including registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”); (e) industrial designs and any registrations and applications therefor throughout the world; (f) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (g) databases and data collections throughout the world; (h) moral and economic rights of authors and inventors, however denominated, throughout the world; and (i) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Company Intellectual Property” means any Intellectual Property that is owned by Company or any of its subsidiaries.

“Licensed Intellectual Property” means Intellectual Property owned by a third party that Company or any of its subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by Company or any of its subsidiaries.

“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, schematics, test methodologies, data (including image and sound data) and databases and data collections, design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

“Company Products” means all products, Software or service offerings that have been sold or offered for sale, distributed or otherwise disposed of prior to the date of this Agreement by or on behalf of Company or any of its subsidiaries, or which Company or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products, Software or service offerings under development.

(b)  Part 2.9(b) of the Company Disclosure Letter sets forth (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been filed, issued or registered, and (ii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of the Company Intellectual Property.

(c)  Part 2.9(c) of the Company Disclosure Letter sets forth a list (by name and version number) of all currently offered Company Products.

(d)  Other than widely available commercial end-user licenses that have an individual acquisition cost of $5,000 or less, or “click wrap” or “shrink wrap” licenses, Part 2.9(d) of the Company Disclosure Letter sets forth a list of all currently effective Contracts, licenses and agreements to which Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property or currently offered Company Products licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property, software, or technology, used in the currently offered Company Products, to Company or any of its subsidiaries.

(e)  Company has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Company Products, and maintains a database covering the foregoing.

(f)  There are no claims or suits pending or, to the knowledge of Company, threatened challenging the ownership, use, validity or enforceability of any Company Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, orders or similar obligations (other than license agreements in the ordinary course of business) which: (i) restrict Company’s rights in or under any Intellectual Property; (ii) restrict

Company’s business or the use, transfer or licensing by Company or any of its subsidiaries of any of the currently offered Company Products, in order to accommodate a third party’s Intellectual Property rights; or (iii) permit third parties to use any Company Intellectual Property.

(g)  Each item of Company Registered Intellectual Property is valid, and except where not doing so is consistent with reasonable business judgment, all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property. Notwithstanding the foregoing, with respect to patent applications and patent rights, the representations in this Section 2.9(g) are made to the knowledge of Company.

(h)  Company or one of its subsidiaries is the sole owner of each item of Company Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions granted by Company in the ordinary course of business), and Company is not currently party to any Contract that would give rise to any Encumbrances on any Company Intellectual Property after the Closing.

(i)  Neither Company nor any of its subsidiaries has disclosed the source code for any of the Software owned by it or incorporated in any Company Products to any third party, and Company has taken commercially reasonable measures to prevent disclosure of such source code.

(j) No Public Software (as defined below) forms part of any Company Product, or is incorporated, in whole or in part, or has been distributed, in whole or in part, in conjunction with any Company Product. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. Notwithstanding the foregoing, with respect to Third Party Product Technology (as defined below), the representations in this Section 2.9(j) are made to the knowledge of Company.

(k)  To the extent that any technology, Software or Intellectual Property developed or owned by a third party (including consultants but excluding Employees) is incorporated into, integrated or bundled with any of the currently offered Company Products (“Third Party Product Technology”), Company and its subsidiaries have a written agreement with such third party with respect thereto pursuant to which Company and its subsidiaries either (i) have obtained sole ownership of, or (ii) have obtained perpetual, non terminable, exclusive licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) in and to such Third Party Product Technology. To the knowledge of Company, there is no Third Party Product Technology used by Company (whether via an assignment, license, forbearance or other form of grant) and used in any of the Company Products, such that if the grant is revoked, expires or is terminated, a substitute could not be obtained from an alternative supplier on commercially reasonable terms, except where the unavailability of the substitute would not have a Material Adverse Effect on Company and its subsidiaries. To the extent any Intellectual Property incorporated into, integrated or bundled with, or used by Company or its subsidiaries in the development, manufacture or compilation of any of the Company Products was originally owned, invented or created by a Company Employee, (a) all right, title and interest in and to such Intellectual Property was transferred and assigned to Company, by contract or operation of law, and (b) no such Employee has retained any rights (other than the right to be named as an inventor or author) in or to such Intellectual Property.

(l)  Each of Company and its subsidiaries has not materially breached any term of any Contracts relating to (i) Company Intellectual Property, (ii) Licensed Intellectual Property, and (iii) Third Party Product Technology,

and, to the knowledge of Company, all other parties to such Contracts have not materially breached any term of such Contracts. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any such Contract, or give any non-Company party to any such Contract the right to do any of the foregoing. Following the Closing Date, the Surviving Corporation in the Merger will be permitted to exercise all of Company’s and its subsidiaries’ rights under such Contracts to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or any of its subsidiaries would otherwise be required to pay.

(m)  Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any Contracts to which Company or any of its subsidiaries are a party, will result in (i) either Parent or the Merger Sub granting to any third party any right or license to any material Intellectual Property owned by, or licensed to, either of them prior to the Closing, (ii) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (including, without limitation, a covenant not to sue), or (iii) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

(n)  The operation of the business of Company and its subsidiaries, as currently conducted, including Company’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of Company Products and services, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Notwithstanding the foregoing, with respect to patent applications and patent rights, the representations in this Section 2.9(n) are made to the knowledge of Company.

(o)  Neither Company nor any of its subsidiaries has received any written notice from any third party directly or indirectly alleging, nor to their knowledge, is there any other assertion or pending threat that their respective businesses or any Company Products, infringe or misappropriate the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction, or bringing to the attention of Company any third party’s patents or patent rights with respect to the Company Products.

(p)  To the knowledge of Company, no person has or is infringing or misappropriating any material Company Intellectual Property.

(q)  No government or university owns any right or interest in any Company Intellectual Property other than pursuant to licenses granted by Company in the ordinary course of business or otherwise scheduled anywhere in Part 2.9 of the Company Disclosure Letter.

(r)  Company and each of its subsidiaries have taken reasonable steps to protect Company’s and its subsidiaries’ rights in Company’s confidential information and trade secrets that it wishes to protect, or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries. Without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all Employees of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

(s)  Company and each of its subsidiaries are compliant in all material respects with all Legal Requirements relating to the collection and use of personally identifiable information (“PII”) gathered in the course of its respective operations, and Company and each of its subsidiaries are compliant in all material respects with the rules, policies and procedures established by Company from time to time with respect to the foregoing. No claims have been asserted or, to the knowledge of Company, threatened against Company or any of its subsidiaries (and to the knowledge of Company, no such claims are likely to be asserted or threatened against Company or any of its subsidiaries) by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not materially breach or otherwise cause any material violation of any terms and conditions of any Contract or applicable privacy policy of Company expressly governing the collection and use of PII. To the knowledge of Company, since Company’s initial public offering there has been no unauthorized access to or other misuse of PII.

2.10     Compliance with Laws.

(a)  Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of any material Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective material properties is bound or affected. To Company’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Company or any of its subsidiaries against Company or any of its subsidiaries, nor has Company or any of its subsidiaries received a written communication from any Governmental Entity indicating an intention to conduct an investigation of Company or any of its subsidiaries. There is no Legal Requirement binding upon Company or any of its subsidiaries which has or, to Company’s knowledge, could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries in such a way as to be material and adverse to Company and its subsidiaries, taken as a whole, or any acquisition of material property by Company or any of its subsidiaries.

(b)  Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are required for the operation of the business of Company and its subsidiaries as currently conducted (collectively, the “Company Permits”), and are in compliance in all material respects with the terms of the Company Permits.

2.11     Litigation.    As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company or any of its subsidiaries or filed in any legal proceeding or otherwise the legal right of Company or any of its subsidiaries to design, market, offer or sell any of its services or products in the present manner or style thereof.

2.12     Employee Benefit Plans.

(a)  Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)  “ERISA Affiliate” shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)  “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Company or any ERISA Affiliate for the benefit of any Employee or under which Company has any material liability;

(iii)  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iv)  “DOL” shall mean the Department of Labor;

(v)  “Employee” shall mean any current, former, or retired employee, officer, or director of Company;

(vi)  “Employee Agreement” shall mean each management, employment, severance, consulting, relocation or similar agreement or contract between Company or any ERISA Affiliate and (A) any Employee, requiring annual or one time payments in excess of $100,000, or (B) any consultant, requiring annual or one time payments in excess of $100,000;

(vii)  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii)  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix)  “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by Company or any of its ERISA Affiliates, whether informally or formally, for the benefit of Employees outside the United States;

(x)  “IRS” shall mean the Internal Revenue Service;

(xi)  “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xii)  “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)  Schedule.    Part 2.12 of the Company Disclosure Letter contains an accurate and complete list of each material Company Employee Plan and each Employee Agreement. Neither Company nor any of its ERISA Affiliates (with respect to Employees) have any plan or commitment to establish any new Company Employee Plan, to materially modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

(c)  Documents.    Company has provided to Parent: (i) correct and complete copies of each material Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iv) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans; (v) all material administrative service agreements, group annuity contracts and group insurance contracts related to Company Employee Plans to the extent applicable, and (vi) all registration statements and most recent prospectuses prepared in connection with each Company Employee Plan to the extent applicable.

(d)  Employee Plan Compliance.    (i) Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable laws and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, and ERISA or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to Company’s knowledge, no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened (other than claims for benefits) against any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event or agreements that by their terms cannot be amended, terminated or discontinued unilaterally by Company); (vi) there are no audits or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

(e)  Pension Plans.    Neither Company nor any ERISA Affiliate now or within the five year period preceding the date hereof, has maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f)  Multiemployer Plans.    At no time has Company or any of its ERISA Affiliates contributed to any Multiemployer Plan.

(g)  No Post-Employment Obligations.    No Company Employee Plan or Employment Agreement provides, or has any material liability to provide, retiree life insurance or retiree health benefits to any Employee for any reason, except (i) as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, the FMLA, and the regulations thereunder or other applicable law or statute, or (ii) benefits the full cost of which is borne by the current or former Employee or other beneficiary.

(h)  COBRA; FMLA.    The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, and the regulations thereunder, as such requirements affect Company.

(i)  Effect of Transaction.    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or further events) constitute an event under any Company Employee Plan or Employee Agreement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits by Company with respect to any Employee. No payment or benefit which will be made by Company or its ERISA Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code or will be treated as a nondeductible remuneration within the meaning of Section 162(m) of the Code.

(j)  Employment Matters.    Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). As of the date hereof, there are no pending, or, to Company’s knowledge, threatened claims or actions against Company or any of its subsidiaries under any worker’s compensation policy or long-term disability policy.

(k)  Labor.    As of the date hereof, there are no actions, suits or claims pending, or, to the knowledge of Company, threatened relating to charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company or its subsidiaries. To Company’s knowledge, no Employee of Company or any of its subsidiaries has violated any employment Contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company or any of its subsidiaries and disclosing to Company or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity. No work stoppage or labor strike is pending, or to Company’s knowledge, threatened against Company or any of its subsidiaries. To Company’s knowledge, there are no pending or threatened activities or proceedings of any labor union to organize any Employees. To Company’s knowledge, neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Company nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or other contract with any labor organization applicable to Employees and no such agreement is currently being negotiated by Company or any of its subsidiaries.

(l)  International Employee Plan.    Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are fully accrued on the Company Balance Sheet to the extent required to be accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

2.13     Environmental Matters.

(a)  Hazardous Material.    Except as would not result in liability to Company or any of its subsidiaries that is material to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, polychlorinated biphenyls (PCBs), asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as a result of the actions of Company or any of its subsidiaries or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

(b)  Hazardous Materials Activities.    Except as would not result in a material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released or exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

2.14     Certain Agreements.    Except as filed as exhibits or appendices to any of the Company SEC Reports, Part 2.14 of the Company Disclosure Letter (which is divided into subsections referenced to the clauses below) sets forth a complete list of each of the following Contracts of Company or any of its subsidiaries:

(a)  any employment or consulting Contract with any employee, member of Company’s Board of Directors, or contractor requiring annual or one time payments of $100,000 or more, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation;

(b)  any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)  any guaranty or any instrument evidencing indebtedness for borrowed money involving more than $100,000, or any Contract of indemnification, other than licenses of Company’s Software in the ordinary course of business consistent with past practice;

(d)  any Contract containing covenants purporting to limit Company’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or which would so limit Parent, Company or Surviving Corporation or any of their subsidiaries after the Effective Time or granting any exclusive Intellectual Property license, distribution rights or other exclusive rights;

(e)  any Contract currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company’s subsidiaries;

(f)  any Contract with regard to the acquisition or licensing of any material Intellectual Property other than licenses, assignments, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

(g)  any Contract with any current (i) officer, (ii) director, (iii) holder of 5% or more of the capital stock of Company or (iv) subsidiary, in any case of (i), (ii) and (iv), of Company or any subsidiary of Company;

(h)  any executed but not fully performed Contract providing for capital expenditures by Company or its subsidiaries in excess of $150,000;

(i)  any dealer, distributor, joint marketing or development Contract, under which Company or any of its subsidiaries have continuing obligations or costs in excess of $150,000 per year pursuant to the written terms of the Contract, which may not be canceled without penalty upon notice of 90 days or less;

(j)  any agreement pursuant to which Company or any of its subsidiaries have continuing obligations to jointly develop any Intellectual Property;

(k)  any Contract to provide source code to any third party for any product or technology;

(l)  any Contract (i) containing any support or maintenance obligation on the part of Company or any of its subsidiaries outside of the ordinary course of business consistent with past practice or (ii) containing any service obligation or cost on the part of Company or any of its subsidiaries in excess of $125,000, other than those obligations that are terminable by Company or any of its subsidiaries on no more than 30 days notice without liability or financial obligation to Company or its subsidiaries;

(m)  any Contract with any third party to integrate and distribute the products, services or technology of Company or of any of its subsidiaries with such third party’s products or services;

(n)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $125,000, other than accounts receivables and payables in the ordinary course of business;

(o)  settlement agreements entered into with Employees within two years prior to the date hereof involving payments in excess of $200,000 and any other settlement agreement entered into within two years prior to the date of this Agreement involving payments in excess of $100,000;

(p)  any Contract or commitment pursuant to which Company or any of its subsidiaries is obligated to pay in the future in excess of $175,000 in any one year period which is not terminable by Company or its subsidiaries without penalty in excess of $125,000 upon notice of 30 days or less;

(q)  any other Contract that has a value of $250,000 or more in any individual case not described in clauses (a) through (p) above; or

(r)  any other “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) or other Contract currently in effect, the cancellation or breach of which would reasonably be expected to have a Material Adverse Effect on Company.

The Contracts required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (r) above or pursuant to Section 2.9 or are required to be filed as exhibits or appendices to any Company SEC Report (“Company Contracts”) are valid and in full force and effect with respect to Company, except to the extent that such invalidity would not be material to Company. Neither Company nor any of its subsidiaries is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted, any of the terms or conditions of any Company Contracts.

2.15     Customer Contracts.

(a)  Part 2.15 of the Disclosure Letter lists the ten customers of Company and its subsidiaries that have contributed the most revenue, in the aggregate, to Company and its subsidiaries in the current fiscal year (“Key Customers”). Part 2.15 of the Disclosure Letter also lists each material Contract between a Key Customer and Company or its subsidiaries (“Key Customer Contract”). Each Key Customer Contract is in full force and effect. Neither Company nor any of its subsidiaries, nor to Company’s knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Key Customer Contract. Neither Company nor any of its subsidiaries has received any written or oral indication or assertion from any Key Customer that there has been any material problem with the service Company or its subsidiaries provide to such Key Customers or that a Key Customer desires to amend, decrease services pursuant to, terminate, relinquish or not renew any Key Customer Contract.

(b)  Neither Company nor any of its subsidiaries has provided to its Key Customers, other than in the ordinary course of business and other than consistent with the terms of the standard form customer Contract for such product or service in the form previously provided to Parent, (i) any warranties, representations, covenants or guarantees regarding products or services provided by Company or its subsidiaries; (ii) any rights to obtain refunds or credits with respect to any product or service provided by Company or its subsidiaries; and (iii) any indemnities with respect to Intellectual Property infringement or the performance or availability of any product or service of Company or any of its subsidiaries.

2.16     Brokers’ and Finders’ Fees.    Except for fees payable to Thomas Weisel Partners LLC pursuant to an engagement letter dated July 24, 2003, a summary of which has been provided to Parent, neither Company nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17     Insurance.    Part 2.17 of the Company Disclosure Letter sets forth a list of all insurance policies and fidelity bonds carried by Company or any of its subsidiaries involving annual premiums in excess of $50,000 and the amounts of coverage provided, and premiums payable, thereunder. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as is reasonably sufficient for the conduct of the business of Company and its subsidiaries, including to cover the replacement cost of the fixed assets used in Company’s and its subsidiaries’ businesses. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

2.18     Disclosure.    The information supplied by Company for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the “Registration Statement”) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the “Proxy Statement/Prospectus”) shall not, on the date the Proxy Statement/Prospectus is mailed to Company’s stockholders or Parent’s stockholders, at the time of the meeting of Company’s stockholders (the “Company Stockholders’ Meeting”) to consider the Company Stockholder Approvals, at the time of the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to consider the Parent Stockholder Approvals (as defined in Section 3.4(a)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting which has become false or misleading. The proxy statement included in the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

2.19     Board Approval.    The Board of Directors of Company has, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified (i) determined that the Merger is fair to, and in the best interests of Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) declared the advisability of the Merger and unanimously recommended that the stockholders of Company approve and adopt this Agreement and approve the Merger, (iv) directed that such matter be submitted to Company stockholders at the Company Stockholders Meeting and (v) taken all actions such that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203) and every other applicable state anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a “Takeover Statute”) are not applicable to the execution, delivery or performance of this Agreement or the Company Voting Agreements or to the consummation of the Merger.

2.20     Fairness Opinion.    Company’s Board of Directors has received an opinion from Thomas Weisel Partners LLC, dated as of August 6, 2003, to the effect that, as of such date, the consideration to be received by Company’s stockholders in the Merger is fair to Company’s stockholders from a financial point of view, and will deliver to Parent a copy of such opinion as soon as practicable after a written copy thereof is executed.

2.21     Affiliates.    Part 2.21 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company’s reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Company SEC Reports, since the date of

Company’s last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (except for amounts due as normal salaries and bonuses and reimbursements of ordinary expenses).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As of the date of this Agreement and as of the Closing Date, except as disclosed in the disclosure letter delivered by Parent to Company dated as of the date hereof (the “Parent Disclosure Letter”) (each Part of which qualifies the correspondingly numbered representation or warranty and only such other representations or warranties to the extent the text of a disclosure made in such Part is disclosed in such a way as to make its relevance to such other representation or warranty readily apparent to a reasonable person), Parent and Merger Sub represent and warrant as follows:

3.1     Organization of Parent and Merger Sub.

(a)  Organization; Standing and Power.    Each of Parent and Merger Sub (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)  Charter Documents.    Parent has delivered or made available to Company: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Parent, each as amended to date and (ii) the Certificate of Incorporation and Bylaws, of Merger Sub (the documents identified in clauses (i) and (ii), collectively, the “Parent Charter Documents”), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of any of the Parent Charter Documents.

3.2     Parent and Merger Sub Capitalization.

(a)  The authorized capital stock of Parent consists solely of 500,000,000 shares of Parent Common Stock, of which there were 105,937,482 shares issued and outstanding as of the close of business on August 5, 2003, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

(b)  As of the close of business on August 5, 2003, (i) 27,198,713 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock, and (ii) 746,730 shares of Parent Common Stock are reserved for future issuance under Parent’s 1999 Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

(c)  The authorized capital stock of Merger Sub consists of 100 shares of common stock, $0.001 par value, all of which, as of the date hereof, are issued and outstanding and are held directly by Parent. All of the outstanding shares of Merger Sub’s common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub has no subsidiaries.

(d)  Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(e)  The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

3.3     Obligations With Respect to Capital Stock.    Except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right or other Contract.

3.4     Authority; Non-Contravention.

(a)  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to (i) approval by Parent’s stockholders of the issuance of Parent Common Stock in connection with the Merger as required under the rules of Nasdaq (the “Parent Stockholder Approvals”), and (ii) the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the Parent Common Stock present or represented by proxy at the Parent Stockholders’ Meeting is sufficient for Parent’s stockholders to approve the issuance of Parent Common Stock in connection with the Merger, and no other approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b)  The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to obtaining the Parent Stockholder Approval and compliance with the requirements set forth in Section 3.4(c), conflict in any material respect with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets are bound or affected, in each case that is material to Parent.

(c)  No consent, approval, order or authorization of, or registration with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Company Voting Agreements in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or materially affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such requirement.

3.5     SEC Filings; Parent Financial Statements.

(a)  Parent has filed all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by Parent with the SEC since the effective date of the registration statement of Parent’s initial public offering, and has made available to Company via EDGAR Parent’s filings with the SEC. All such required forms, statements, schedules, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments and quarter-end adjustments. The balance sheet of Parent as of March 31, 2003 contained in Parent SEC Reports is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet which are individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, and the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

(c)  Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(d)  Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 promulgated under the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer. To Parent’s knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data. To Parent’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

3.6     Absence of Certain Changes or Events.    Since the date of the Parent Balance Sheet until the date hereof, there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or any of its subsidiaries’ capital stock, (iii) entry by Parent or any of its subsidiaries into or material modification, amendment or cancellation of, any licensing or other Contract with regard to the use, acquisition or licensing of any material Intellectual Property other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice.

3.7     Taxes.

(a)  Parent has timely filed all material Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(b)  Parent and each of its subsidiaries have withheld all federal and state income taxes, FICA Taxes and other Taxes required to be withheld, and Parent and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c)  Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed in writing or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)  To the knowledge or Parent, no audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority in writing is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

(e)  Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

(f)  Neither Parent nor any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does Parent or any of its subsidiaries owe any amount under any such agreement (c) any liability for the Taxes of any person (other than Parent or any of its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that was treated as a partnership for Tax purposes.

(g)  None of Parent’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(h)  Parent has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Parent distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

(i)  Parent is not aware of any fact, circumstance, plan or intention on the part of Parent that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” pursuant to the provisions of Section 368 of the Code.

3.8     Intellectual Property.

(a)  Definitions.    For the purposes of this Section 3.8, the following terms have the following meanings:

“Parent Intellectual Property” means any Intellectual Property that is owned by Parent or any of its subsidiaries.

“Parent Licensed Intellectual Property” means Intellectual Property owned by a third party that Parent or any of its subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Parent Registered Intellectual Property” means all Registered Intellectual Property owned by Parent or any of its subsidiaries.

“Parent Products” means all products, Software or service offerings that have been sold or offered for sale, distributed or otherwise disposed of prior to the date of this Agreement by or on behalf of Parent or any of its subsidiaries, or which Parent or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products, Software or service offerings under development.

(b)  Parent has a policy and procedure for tracking material bugs, errors and defects of which it becomes aware in any Parent Products, and maintains a database covering the foregoing.

(c)  There are no claims or suits pending or, to the knowledge of Parent, threatened challenging the ownership, use, validity or enforceability of any Parent Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, orders or similar obligations (other than license agreements in the ordinary course of business) which: (i) restrict Parent’s rights in or under any Intellectual Property; (ii) restrict Parent’s business or the use, transfer or licensing by Parent or any of its subsidiaries of any of the currently offered Parent Products, in order to accommodate a third party’s Intellectual Property rights; or (iii) permit third parties to use any Parent Intellectual Property.

(d)  Each item of Parent Registered Intellectual Property is valid, and except where not doing so is consistent with reasonable business judgment, all necessary registration, maintenance and renewal fees in connection with such Parent Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Parent Registered Intellectual Property. Notwithstanding the foregoing, with respect to patent applications and patent rights, the representations in this Section 3.8(d) are made to the knowledge of Parent.

(e)  Parent or one of its subsidiaries is the sole owner of each item of Parent Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions granted by Parent in the ordinary course of business), and Parent is not currently party to any Contract that would give rise to any Encumbrances on any Parent Intellectual Property after the Closing.

(f)  Neither Parent nor any of its subsidiaries has disclosed the source code for any of the Software owned by it or incorporated in any Parent Products to any third party, and Parent has taken commercially reasonable measures to prevent disclosure of such source code.

(g)  No Public Software (as defined below) forms part of any Parent Product, or is incorporated, in whole or in part, or has been distributed, in whole or in part, in conjunction with any Parent Product. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License. Notwithstanding the foregoing, with respect to Third Party Parent Product Technology (as defined below), the representations in this Section 3.9(g) are made to the knowledge of Parent.

(h)  To the extent that any technology, Software or Intellectual Property developed or owned by a third party (including consultants but excluding Employees) is incorporated into, integrated or bundled with any of the currently offered Parent Products (“Third Party Parent Product Technology”), Parent and its subsidiaries have a written agreement with such third party with respect thereto pursuant to which Parent and its subsidiaries either (i) have obtained sole ownership of, or (ii) have obtained perpetual, non terminable, exclusive licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) in and to such Third Party Parent Product Technology. To the knowledge of Parent, there is no Third Party Parent Product Technology used by Parent (whether via an assignment, license, forbearance or other form of grant) and used in any of Parent Products, such that if the grant is revoked, expires or is terminated, a substitute could not be obtained from an alternative supplier on commercially reasonable terms, except where the unavailability of the substitute would not have a Material Adverse Effect on Parent and its subsidiaries. To the extent any Intellectual Property incorporated into, integrated or bundled with, or used by Parent or its subsidiaries in the development, manufacture or compilation of any of Parent Products was originally owned, invented or created by a Parent Employee, (a) all right, title and interest in and to such Intellectual Property was transferred and assigned to Parent, by contract or operation of law, and (b) no such Employee has retained any rights (other than the right to be named as an inventor or author) in or to such Intellectual Property.

(i)  Each of Parent and its subsidiaries has not materially breached any term of any Contracts relating to (i) Parent Intellectual Property, (ii) Parent Licensed Intellectual Property, and (iii) Third Party Parent Product Technology, and, to the knowledge of Parent, all other parties to such Contracts have not materially breached any term of such Contracts. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any such Contract, or give any non-Parent party to any such Contract the right to do any of the foregoing. Following the Closing Date, the Surviving Corporation in Merger will be permitted to exercise all of Parent’s and its subsidiaries’ rights under such Contracts to the same extent Parent and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Parent or any of its subsidiaries would otherwise be required to pay.

(j)  Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) either Parent or the Merger Sub granting to any third party any right or license to any material Intellectual Property owned by, or licensed to, either of them prior to the Closing, (ii) either Parent or Merger Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses (including, without limitation, a covenant not to sue), or (iii) either Parent or Merger Sub being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

(k)  The operation of the business of Parent and its subsidiaries, as currently conducted, including Parent’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of Parent Products and services, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Notwithstanding the foregoing, with respect to patent applications and patent rights, the representations in this Section 3.8(k) are made to the knowledge of Parent.

(l)  Neither Parent nor any of its subsidiaries has received any written notice from any third party directly or indirectly alleging, nor to their knowledge, is there any other assertion or pending threat that their respective businesses or any Parent Products, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction, or bringing to the attention of Parent any third party’s patents or patent rights with respect to Parent Products.

(m)  To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property.

(n)  No government or university owns any right or interest in any Parent Intellectual Property other than pursuant to licenses granted by Parent in the ordinary course of business or otherwise scheduled anywhere in Section 3.8 of Parent Disclosure Letter.

(o)  Parent and each of its subsidiaries have taken reasonable steps to protect Parent’s and its subsidiaries’ rights in Parent’s confidential information and trade secrets that it wishes to protect, or any trade secrets or confidential information of third parties provided to Parent or any of its subsidiaries. Without limiting the foregoing, each of Parent and its subsidiaries has and enforces a policy requiring each Employee to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and all Employees of Parent and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

(p)  Parent and each of its subsidiaries are compliant in all material respects with all Legal Requirements relating to the collection and use of PII gathered in the course of its respective operations, and Parent and each of its subsidiaries are compliant in all material respects with the rules, policies and procedures established by Parent from time to time with respect to the foregoing. No claims have been asserted or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries (and to the knowledge of Parent, no such claims are likely to be asserted or threatened against Parent or any of its subsidiaries) by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under any such rules, policies or procedures. The execution of this Agreement and the consummation of the transactions contemplated herein will not materially breach or otherwise cause any material violation of any terms and conditions of any Contract or applicable privacy policy of Parent expressly governing the collection and use of PII. To the knowledge of Parent, since Parent’s initial public offering there has been no unauthorized access to or other misuse of PII.

3.9     Compliance with Laws.    Neither Parent nor any of its subsidiaries is in conflict with, or in default or in violation of any material Legal Requirement applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective material properties is bound or affected except, in each case, or in the aggregate, for conflicts, defaults and violations that would not have a Material Adverse Effect on Parent. To Parent’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Parent or any of its subsidiaries against Parent or any of its subsidiaries, nor, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no Legal Requirement binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, or any acquisition of material property by Parent or any of its subsidiaries.

3.10     Litigation.    There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent.

3.11     Employee Benefit Plans.

(a)  Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)  “Parent Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Parent or any ERISA Affiliate for the benefit of any Parent employee or under which Parent has any material liability;

(ii)  “Parent Pension Plan” shall mean each Parent Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)  Employee Plan Compliance.    (i) Each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable laws and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, and ERISA or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to Parent’s knowledge, no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened (other than claims for benefits) against any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event or agreements that by their terms cannot be amended, terminated or discontinued unilaterally by Parent); (vi) there are no audits or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; (vii) neither Parent nor any ERISA Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Parent with respect to any of the Parent Employee Plans have been made as required under ERISA or have been accrued on the Parent Balance Sheet.

(c)  Parent Pension Plans.    Neither Parent nor any ERISA Affiliate now or within the five year period preceding the date hereof, has maintained, established, sponsored, participated in, or contributed to, any Parent Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(d)  Multiemployer Plans.    At no time has Parent or any of its ERISA Affiliates contributed to any Multiemployer Plan.

(e)  No Post-Employment Obligations.    No Parent Employee Plan or Parent Employment Agreement provides, or has any material liability to provide, retiree life insurance or retiree health benefits to any Parent employee for any reason, except (i) as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998, the FMLA, and the regulations thereunder or other applicable law or statute, (ii) benefits the full cost of which is borne by the current or former Parent employee or other beneficiary).

3.12     Disclosure.    The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company’s stockholders or Parent’s stockholders, at the time of the Company Stockholders’ Meeting, at the time of the Parent Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting which has become false or misleading. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

3.13     Parent Contracts.    Neither Parent nor any of its subsidiaries is in breach or default under, and neither Parent nor any of its subsidiaries has received written notice that it has materially breached or defaulted, any of the terms or conditions of any Parent Material Contract in such a manner as would have a Material Adverse Effect on Parent. As used in this paragraph, “Parent Material Contract” means any “material contracts” (as that term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent (including any agreement that is required to be filed in a future filing) and any Contract to which Parent is a party, the termination of which would have a Material Adverse Effect on Parent.

3.14     Brokers’ and Finders’ Fees.    Except for fees payable to Lehman Brothers Inc., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.15     Board Approval.    The Board of Directors of Parent has, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified (i) approved this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Parent Common Stock in the Merger, (ii) reserved for issuance sufficient shares of Parent Common Stock to consummate the transactions contemplated hereby, and (iii) unanimously recommended that the stockholders of Parent approve the issuance of the Parent Common Stock in the Merger.

3.16     Fairness Opinion.    Parent’s Board of Directors has received an opinion from Lehman Brothers Inc., dated as of August 6, 2003, to the effect that, as of such date, the aggregate consideration paid by Parent in the Merger is fair, from a financial point of view, to Parent, and will deliver to Company a copy of such opinion as soon as practicable after a written copy thereof is executed.

3.17     DGCL Section 203.    Neither Parent nor any affiliate is, or has been during the past three years, an “interested stockholder” (as defined in Section 203 of Delaware Law) of Company, other than as contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1     Conduct of Business by Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) keep intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) maintain its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business, operations or financial condition.

In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Part 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, without the prior written consent of Parent, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a)  Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Restricted Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options or grant any stock appreciation right, phantom stock award, stock-related award or performance award (in each case payable in shares) to any person (including any Company employee);

(b)  Grant any severance or termination pay to any employee, director or consultant of Company or any of its subsidiaries except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan or enter into any employment, severance, termination or indemnification agreement with any person or enter into any collective bargaining agreement;

(c)  Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

(d)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, and (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof;

(g)  Cause, permit or propose any amendments to the Company Charter Documents;

(h)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries or enter into any joint ventures, strategic relationships or alliances;

(i)  Other than in the conduct of its business in the ordinary course consistent with past practice after good faith prior consultation with Parent, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries, other than non-exclusive software licenses for less than $25,000 in the ordinary course of business and consistent with past practice;

(j)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice; (ii) pursuant to existing credit facilities in the ordinary course of business and consistent with past practice; or (iii) loans, investments or guarantees by Company or any of its subsidiaries to, in or of it or any of its subsidiaries;

(k)  Make any increase in or commitment to increase any Company Employee Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend (other than any amendment required by law or regulation) any Company Employee Plan other than any adoption, amendment or commitment that will not confer any additional material benefit on any employee or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan or make any material oral or written representation or commitment with respect to any material aspect of any Company Employee Plan that is not materially in accordance with the existing written terms and provision of such Company Employee Plan;

(l)  Increase in any manner the amount of compensation (including equity compensation, whether payable in cash or otherwise) or employee benefits of (including rights to indemnification), pay any bonus (including any cash performance award) to any employee, director or consultant of Company or any subsidiary of Company other than in the ordinary course of business, consistent with past practice or enter into any agreement with any Company employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Company employee upon the occurrence of a transaction involving Company of the nature contemplated hereby;

(m)  Change in any material respect any management policies or procedures;

(n)  Make any material capital expenditures outside of the ordinary course of business in excess of $100,000 individually or $300,000 in the aggregate;

(o)  Materially modify, amend or terminate any Company Contract (including any Key Customer Contract) or waive, release or assign any material rights or claims thereunder without the prior written consent of Parent which shall not be unreasonably withheld;

(p)  Enter into any Contract with regard to the acquisition or licensing of any Intellectual Property (as defined in Section 2.9) other than licenses, distribution Contracts, or other similar Contracts entered into in the ordinary course of business consistent with past practice;

(q)  Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(r)  Engage in any action with the intent to adversely impact any of the transactions contemplated by this Agreement, including with respect to any Takeover Statute;

(s)  (A) Make any loans or advances, other than extensions of credit to customers, distributors, OEMs and resellers in the ordinary course of business consistent with past practice or employee advances for travel, entertainment and relocation expenses made in the ordinary course of business consistent with past practices provided such employee loans are in compliance with applicable law, or (B) make any capital contributions to, or investments in, any other person;

(t)  Make or change any Tax election or adopt or change any accounting method, enter into any closing agreement, settle or compromise any claim or assessment in respect of material Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(u)  (A) Pay, discharge, settle or satisfy any claims (including any Tax claim), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims, liabilities, obligations or litigation (x) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $50,000 individually or $150,000 in the aggregate or (y) to the extent subject to reserves on the Company Financials existing as of the date hereof in accordance with GAAP, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

(v)  Grant any exclusive rights with respect to any Intellectual Property;

(w)  Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(x)  Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(y)  Hire or offer to hire any new employee, except that Company may, after giving notice to Parent, hire or offer to hire (at salaries substantially similar to the previous employee) new employees to replace employees whose employment ends after the date hereof;

(z)  Enter into any Contract requiring Company or any of its subsidiaries to pay in excess of an aggregate of $200,000; or

(aa)  Agree in writing or otherwise commit to take any of the actions described in Sections 4.1(a) through (z) above.

4.2     Conduct of Business of Parent.    Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, without the prior written consent of Company, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(b)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(c)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of Parent options or assumed Company Options, and (ii) shares of Parent Common Stock issuable to participants in the Parent ESPP (or the Company ESPP before it is terminated) consistent with the terms thereof;

(d)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent and its subsidiaries;

(e)  Cause, permit or propose any amendments to the Parent Charter Documents;

(f)  Make any change in accounting methods, principles or practices except as required by GAAP;

(g)  Agree in writing or otherwise commit or negotiate to take any of the actions described in Sections 4.2(a) through (f) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1     Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

(a)  As promptly as practicable after the execution of this Agreement, Parent and Company will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will provide each other with any information which may be required in connection with the preparation and filing of the Proxy Statement/Prospectus and the Registration Statement. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Parent and Company will cause the Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the “Antitrust Filings”) and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

(b)  Each of Company and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing or (ii) upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Except where prohibited by applicable Legal Requirements, and subject to the mutual confidentiality agreement, dated as of July 18, 2003 (the “Confidentiality Agreement”), each of Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; provided that with respect to any such filing, presentation or submission, each of Parent and Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or where such properties or information is subject to the attorney-client privilege (it being understood that the participation and cooperation contemplated herein is not intended to constitute, nor shall be deemed to constitute, any form of direct or indirect waiver of the attorney-client privilege maintained by any party hereto). Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

5.2     Meeting of Company Stockholders; Board Recommendation.

(a)  Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene and hold the Company Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Parent and Company shall use all reasonable efforts to hold their respective stockholder meetings on the same date. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law and its Certificate of Incorporation and Bylaws. Notwithstanding

anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (as defined in Section 5.4), or Superior Offer (as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

(b)  Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company’s stockholders vote in favor of and approve and adopt this Agreement and approve the Merger at the Company Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company’s stockholders vote in favor of and approve and adopt this Agreement and approve the Merger at the Company Stockholders’ Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company’s stockholders vote in favor of and approve and adopt this Agreement and approve the Merger.

(c)  Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of approval and adoption of this Agreement and approval of the Merger and the Board of Directors of Company may, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, a “Company Change of Recommendation”) if, prior to the Company Stockholders’ Meeting, (i) a Superior Offer is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent no later than twenty-four hours after receiving such Superior Offer (a “Notice of Superior Offer”) advising Parent that Company has received a Superior Offer and that it intends (or may intend) to change its recommendation and the manner and timing in which it intends (or may intend) to do so, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Company shall have provided to Parent a copy of all written materials delivered to the person or group making the Superior Offer and made available to Parent all other materials and information made available to the person or group making the Superior Offer together with a complete list identifying all such materials and information, (iv) Parent shall not have, within three business days of Parent’s receipt of the Notice of Superior Offer, made an offer that Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Company’s stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (v) the Board of Directors of Company concludes in good faith, after receipt of advice of its outside counsel, that, in light of such Superior Offer, the failure of the Board of Directors of Company to effect a Company Change of Recommendation would reasonably be likely to result in a breach of its fiduciary obligations to Company’s stockholders under applicable law and (vi) Company shall not have breached any of the restrictions set forth in Section 5.4(a), 5.4(b) or this Section 5.2. Company shall provide Parent with the same amount of prior notice provided to the members of Company’s Board of Directors (but in no event less than twenty-four hours) of any meeting of Company’s Board of Directors at which Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a

Superior Offer. Nothing contained in this Section 5.2(c) shall limit Company’s obligation to hold and convene the Company Stockholders’ Meeting (regardless of whether there shall have been a Company Change of Recommendation).

For purposes of this Agreement, “Superior Offer” shall mean, with respect to a particular company, an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

(d)  Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of Company shall comply with Sections 5.2(c) and 5.2(d) prior to taking and disclosing such position. Nothing in this Agreement shall prohibit the members of the Board of Directors of Company from exercising their duties of disclosure and candor under Delaware Law.

5.3     Meeting of Parent Stockholders; Board Recommendation.

(a)  Promptly after the date hereof, Parent will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene and hold the Parent Stockholders’ Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the approval and adoption of this Agreement, the approval of the Merger and approval of the issuance of Parent Common Stock in connection with the Merger. Subject to Section 5.3(c), Parent will use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the issuance of Parent Common Stock in the Merger and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market, Delaware Law and its Certificate of Incorporation and Bylaws. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent’s stockholders in advance of a vote on the approval and adoption of this Agreement, the approval of the Merger and approval of the issuance of Parent Common Stock in connection with the Merger or, if as of the time for which the Parent Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting. Parent shall ensure that the Parent Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders’ Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders’ Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by any withholding, withdrawal, amendment or modification of the recommendation of the Board of Directors of Parent with respect to the Parent Stockholder Approvals.

(b)  Subject to Section 5.3(c): (i) the Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of the approval and adoption of this Agreement, the approval of the Merger and approval of the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders’ Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of the approval and adoption of this Agreement, the approval of the Merger and approval of the issuance of Parent Common Stock in connection with the Merger at the Parent Stockholders’ Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of and approve and adopt this Agreement, approve of the Merger and approve the issuance of Parent Common Stock in connection with the Merger.

(c)  Nothing in this Agreement shall prevent the Board of Directors of Parent from withholding, withdrawing, amending or modifying its recommendation in favor of the approval and adoption of this Agreement, the approval of the Merger and approval of the issuance of Parent Common Stock in connection with the Merger and the Board of Directors of Parent may, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, a “Parent Change of Recommendation”) if, prior to the Parent stockholder meeting, (i) a Superior Offer is made to Parent and is not withdrawn, (ii) the Board of Directors of Parent concludes in good faith, after receipt of advice of its outside counsel, that, in light of such Superior Offer, the failure of the Board of Directors of Parent to effect a Parent Change of Recommendation would reasonably be likely to result in a breach of its fiduciary obligations to Parent’s stockholders under applicable law and (iii) Parent shall not have breached any of the restrictions set forth in Section 5.4(c) or this Section 5.3. Nothing contained in this Section 5.3(c) shall limit Parent’s obligation to hold and convene the Parent Stockholders’ Meeting (regardless of whether there shall have been a Parent Change of Recommendation).

(d)  Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Board of Directors of Parent shall comply with Section 5.3(c) prior to taking or disclosing such position. Nothing in this Agreement shall prohibit the members of the Board of Directors of Parent from exercising their duties of disclosure and candor under Delaware Law.

5.4     No Solicitation.

(a)  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, intentionally facilitate, support or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to obtaining the Company Stockholder Approvals, this Section 5.4(a) shall not prohibit Company from delivering or making available nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company concludes in good faith (after receipt of advice of its outside legal counsel and a financial advisor of national standing) that doing so is reasonably likely to result in a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(a) or 5.4(b), (2) the Board of Directors of Company concludes in good faith, after receipt of advice of its outside counsel, that the failure of the Board of Directors of Company to take such action would reasonably be likely to result in a breach of its fiduciary obligations to Company’s stockholders under applicable law, (3) Company gives Parent written notice no later than twenty-four hours after receiving such Acquisition Proposal of the identity of such person or group and all of the material terms and conditions of such Acquisition

Proposal and of Company’s intention to deliver or make available nonpublic information to, or enter into discussions with, such person or group, (4) prior to delivering or making available any such non-public information to, or entering into any such discussions with, such person or group, Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.1) and (5) contemporaneously with delivering or making available any such nonpublic information to such person or group, Company delivers such non-public information to Parent (to the extent such nonpublic information has not been previously delivered by Company to Parent and, to the extent previously delivered, Company delivers a complete list identifying all such non-public information). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by Company.

For purposes of this Agreement, “Acquisition Proposal” shall mean, with respect to a particular company, any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase from such party by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of such party or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of such party or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving such party pursuant to which the stockholders of such party immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material portion of the assets of such party and its subsidiaries; or (C) any liquidation or dissolution of such party.

(b)  In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company shall as promptly as practicable and in any event within twenty-four hours advise Parent orally and in writing of any request for non-public information which Company reasonably believes may lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes may lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will (i) keep Parent informed as promptly as practicable in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such request, Acquisition Proposal or inquiry and (ii) provide to Parent as promptly as practicable a copy of all written and other materials and information provided to Company in connection with any such request, Acquisition Proposal or inquiry.

(c)  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, without the prior written consent of Company (which shall not be unreasonably withheld), Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, intentionally facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to obtaining the Parent Stockholder

Approval, this Section 5.4(c) shall not prohibit Parent from delivering or making available non-public information regarding Parent and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Parent an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Parent concludes in good faith (after receipt of advice of its outside legal counsel and a financial advisor of national standing) that doing so is reasonably likely to result in a Superior Offer if (1) neither Parent nor any representative of Parent and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(c), (2) the Board of Directors of Parent concludes in good faith, after receipt of advice of its outside counsel, that the failure of the Board of Directors of Parent to take such action would reasonably be likely to result in a breach of its fiduciary obligations to Parent’s stockholders under applicable law and (3) Parent gives Company written notice no later than twenty-four hours after receiving such Acquisition Proposal of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Parent’s intention to deliver or make available nonpublic information to, or enter into discussions with, such person or group. Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(c) by Parent.

(d)  In addition to the obligations of Parent set forth in paragraph (c) of this Section 5.4, Parent shall as promptly as practicable and in any event within twenty-four hours advise Company orally and in writing of any request for non-public information which Parent reasonably believes may lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Parent reasonably believes may lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Parent will keep Company informed as promptly as practicable in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such request, Acquisition Proposal or inquiry.

5.5     Confidentiality; Access to Information.

(a)  Confidentiality Agreement.    The parties acknowledge that Company and Parent have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

(b)  Access to Information.    Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Company, as Parent may reasonably request; provided, however, that Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to Company requires Company to restrict or prohibit access to any such properties or information. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.6     Notification of Certain Matters.    Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any material litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.7     Public Disclosure.    Parent and Company will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any other announcement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.8     Reasonable Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to effect an Action of Divestiture.

“Action of Divestiture” means (i) making proposals, executing or carrying out agreements or submit to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, Company or any of their respective subsidiaries or the holding separate of Company capital stock, stock of Merger Sub or stock of the Surviving Corporation, or imposing or seeking to impose any limitation on the ability of Parent, Company or any of their respective subsidiaries to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of Company’s business or shares of Company capital stock (or shares of stock of the Surviving Corporation) or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

5.9     Third Party Consents.    Parent and Company will each use all reasonable efforts to obtain, as soon as practicable following the date hereof, any consents, waivers and approvals under any of its or its subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.10     Stock Options; ESPP and Employee Benefits.

(a)  At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be converted into an option to purchase Parent Common Stock. Each Company Option so converted will continue to have, and be subject to, substantially the same terms and conditions, except that (i) each converted Company Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Continuous employment or service with Company or its subsidiaries shall be credited to the optionee for all purposes, including for purposes of determining the vesting of all converted Company Options after the Effective Time. “Option Exchange Ratio” means the sum of (i) the Stock Exchange Ratio and (ii) the fraction obtained by dividing (x) the Per Share Cash Consideration by (y) the average closing price of a share of Parent Common Stock for the five trading days immediately preceding, but not including, the Closing Date. The conversion of Company Options provided for in this Section 5.10(a) with respect to any Company Options that are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code and otherwise in a manner designed to preserve incentive stock option treatment.

(b)  Following the Effective Time, except as set forth in Section 5.10(d), employees who are continuing employees of Company or the Surviving Corporation shall be entitled to participate in the employee benefit arrangements in which similarly situated Parent employees are participants. To the extent requested in writing by Parent no later than ten business days prior to the Closing Date, Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”) in accordance with the provisions of the 401(k) Plans and applicable law. Upon the request of Parent, Company and its subsidiaries agree that they shall terminate any and all group severance, separation, retention and salary continuation plans, programs, agreements or arrangements prior to the Closing Date other than agreements that by their terms cannot be unilaterally terminated by Company.

(c)  With respect to each employee benefit plan, program, practice or policy of Parent or the Surviving Corporation, or any of their affiliates (each, a “Parent Plan”), each continuing employee shall be given credit under such Parent Plan for all service with Company or any predecessor employer for all purposes, including for purposes of determining eligibility, participation, vesting, benefit accrual, benefit levels, severance and vacation accrual and for all other purposes for which such service is either taken into account or recognized, except for purposes of benefit accrual under a defined benefit pension plan or for purposes of new equity awards. Notwithstanding the foregoing, except for purposes of tax qualified plans, in no event shall credit be provided to the extent that similarly situated employees of Parent would not receive such credit. Parent and the Surviving Corporation shall give continuing employees credit under those of its applicable Parent Plans that are welfare benefit plans and in which continuing employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by continuing employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs. Notwithstanding the foregoing, this Section 5.10(c) is not intended to provide continuing employees with a duplication of benefits.

(d)  As of the Effective Time, Parent shall assume the Company ESPP and each purchase right then outstanding thereunder shall be converted into a right to acquire Parent Common Stock with such adjustments as are appropriate to satisfy the requirements of Section 423 of the Code and other applicable law, and, to the extent consistent with the foregoing, to preserve the value inherent in such purchase right with no material detrimental effects on the holders thereof. Notwithstanding the foregoing, the Company ESPP and all Purchase Dates under the Company ESPP shall terminate on January 31, 2004 or such later date as mutually agreed between Parent and Company, at which time continuing employees shall be eligible to participate in Parent’s Section 423 plan. With respect to matters described in this Section 5.10(d), Company will consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other communication materials to its employees.

5.11     Form S-8.    Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to converted Company Options as soon as is reasonably practicable, but in no event later than ten business days after the Effective Time and shall maintain the effectiveness of such registration statement for so long as any of such converted Company Options remain outstanding.

5.12     Indemnification.

(a)  From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification Contracts between Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under Company’s Certificate of Incorporation or Bylaws as in effect on the date hereof, in each case, subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

(b)  For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors’ and officers’ liability insurance coverage for those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy on terms substantially similar to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend on an annual basis in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium).

(c)  This Section 5.12 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

5.13     Nasdaq Listing.    Parent agrees to authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance (including in connection with assumed Company Options), in connection with the Merger, effective upon official notice of issuance.

5.14     Takeover Statutes.

(a)  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to any Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

5.15     Section 16 Matters.    Company shall and, provided that Company delivers to Parent the Section 16 Information (as defined below) in advance of the meeting of Parent’s Board of Directors where such matters are scheduled to be discussed, Parent shall use all reasonable efforts (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. “Company Insiders” shall mean those individuals who are or will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent or Company.

5.16     Parent Board of Directors.    The Board of Directors of Parent shall take all actions reasonably necessary, including increasing the size of the Board of Directors of Parent, such that effective immediately upon the Closing, Mahmood M. Panjwani and one designee of Company, who is an independent member of the Board of Directors of Company, acceptable to the Board of Directors of Parent (each, a “Company Designee”) shall become members of the Board of Directors of Parent.

5.17     Tax Treatment as Reorganization.    Neither Parent, Merger Sub nor Company shall, and they shall not permit any of their respective subsidiaries to, take any action or cause any action to be taken prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code and shall use all reasonable efforts to cause the Merger to so qualify. Parent, Merger Sub and Company shall, and shall cause their respective subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under that Section of the Code. Parent, Merger Sub and Company shall, and shall cause their respective subsidiaries to, cooperate and use all reasonable efforts in obtaining the opinions described in Sections 6.2(e) and 6.3(d). Parent, Merger Sub and Company shall, and shall cause their respective subsidiaries to use all reasonable efforts to provide Skadden, Arps, Slate, Meagher & Flom LLP and Fenwick & West LLP with such representations or certificates as may reasonably be required to enable such counsel to render the opinions referred to in the preceding sentences.

5.18     Company Credit Facilities.    No later than the Closing, Company shall (i) cause all third party indebtedness for borrowed money of Company and its subsidiaries (excluding trade payables, lease obligations and similar obligations) or guarantees by Company or any of its subsidiaries of any third party indebtedness to be paid in full or otherwise settled, (ii) cause all agreements relating to such indebtedness (including security agreements) to be terminated, and (iii) cause all security interests, liens or other encumbrances securing such indebtedness to be released and shall file all UCC termination statements necessary to perfect or give notice of the release of such security interests.

5.19     Company Affiliates; Restrictive Legend.    Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person listed on Part 2.21 of the Company Disclosure Letter, an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 in a form provided by Parent and reasonably acceptable to Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any such Company affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, an appropriate restrictive legend stating in substance that such shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and that the transferability of such shares is therefore restricted but that such legend shall be removed by Parent upon receipt of an opinion of counsel that such legend may be removed.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1     Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  Stockholder Approvals.    The Company Stockholder Approvals shall have been obtained by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents. The Parent Stockholder Approvals shall have been obtained by the requisite vote of the stockholders of Parent under applicable law and the Parent Charter Documents.

(b)  Registration Statement Effective; Proxy Statement.    The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(c)  No Order; HSR Act; Governmental Consents.    No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated. All material required approvals or consents of any Governmental Entity (including foreign antitrust approvals or consents) in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained.

(d)  Nasdaq Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

(e)    No Restraints.    There shall not be pending or overtly threatened any action, proceeding or hearing by any Governmental Entity (i) seeking to restrain or prohibit the Merger or (ii) seeking to require Parent or any of its subsidiaries to effect an Action of Divestiture.

6.2     Additional Conditions to Obligations of Company.    The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a)  Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, that the representations and warranties of Parent and Merger Sub in Sections 3.2, 3.3 and 3.4(a), (b)(i), (b)(ii) and (c) shall be true and correct in all material respects. It being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(b)  Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(c)  Material Adverse Effect.    No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

(d)  Director Appointment.    Each of the Company Designees shall have been appointed to be members of the Board of Directors of Parent as of, and conditioned upon, the Effective Time.

(e)  Tax Opinion.    Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for United States federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Skadden, Arps, Slate, Meagher & Flom LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Company if Fenwick & West LLP renders such opinion to Company. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may receive and rely upon representations including those contained in this Agreement or in certificates of officers of Company and Parent or others.

6.3     Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)  Representations and Warranties.    The representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Company; provided, that the representations and warranties of Company in Sections 2.2, 2.3 and 2.4(a), (b)(i), (b)(ii) and (c) shall be true and correct in all material respects. It being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

(b)  Agreements and Covenants.    Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

(c)  Material Adverse Effect.    No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

(d)  Tax Opinion.    Parent shall have received an opinion of Fenwick & West LLP, dated as of the date of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for United States federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Fenwick & West LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Skadden, Arps, Slate, Meagher & Flom LLP renders such opinion to Parent. In rendering such opinion, Fenwick & West LLP may receive and rely upon representations including those contained in this Agreement or in certificates of officers of Company and Parent or others.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1     Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

(a)  by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b)  by either Company or Parent if the Merger shall not have been consummated by January 31, 2004 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)  by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)  by either Company or Parent, if the Company Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(e) by either Company or Parent, if the Parent Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(f)  by Parent (at any time prior to obtaining the Company Stockholder Approvals by the required vote of Company stockholders) if a Parent Triggering Event (as defined below) shall have occurred;

(g)  by Company (at any time prior to obtaining the Parent Stockholder Approvals by the required vote of Parent stockholders) if a Company Triggering Event (as defined below) shall have occurred;

(h)  by Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Parent shall have occurred; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent, or Material Adverse Effect on Parent, is curable prior to the Outside Date by Parent, then Company may not terminate this Agreement under this Section 7.1(h) for 30 days, with respect to an inaccuracy or breach, or 45 days, with respect to a Material Adverse Effect, after delivery of written notice from Company to Parent of such breach if Parent continues to exercise all reasonable efforts to cure such breach or Material Adverse Effect on Parent (it being understood that Company may not terminate this Agreement pursuant to this paragraph (h) if such breach by Parent or Material Adverse Effect on Parent is cured during such 30 or 45-day period, or if Company shall have materially breached this Agreement); or

(i)  by Parent, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Company shall have occurred; provided that if such inaccuracy in Company’s representations and warranties or breach by Company, or Material Adverse Effect on Company, is curable prior to the Outside Date by Company, then Parent may not terminate this Agreement under this Section 7.1(i) for 30 days, with respect to an inaccuracy or breach, or 45 days, with respect to a Material Adverse Effect, after delivery of written notice from Parent to Company of such breach if Company continues to all commercially reasonable efforts to cure such breach or Material Adverse Effect on Company (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if such breach by Company or Material Adverse Effect on Company is cured during such 30 or 45–day period, or if Parent shall have materially breached this Agreement).

For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) Parent’s Board of Directors or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Company its recommendation in favor of the issuance of Parent Common Stock in the Merger; (ii) Parent shall have failed to include in the Proxy Statement/Prospectus the recommendation of Parent’s Board of Directors in favor of the issuance of Parent Common Stock in the Merger; or (iii) Parent’s Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the issuance of Parent Common Stock in the Merger within 10 business days after Company requests in writing that such recommendation be reaffirmed.

For the purposes of this Agreement, a “Parent Triggering Event” shall be deemed to have occurred if: (i) Company’s Board of Directors or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Parent its recommendation in favor of approval and adoption of this Agreement and approval of the Merger; (ii) Company shall have failed to include in Prospectus/Proxy Statement the recommendation of Company’s Board of Directors in favor of approval and adoption of this Agreement and approval of the Merger; (iii) Company’s Board of Directors fails to reaffirm its recommendation in favor of approval and adoption of this Agreement and approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed; (iv) Company’s Board of Directors or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or other contract accepting any Acquisition Proposal; (vi) Company shall have knowingly and materially breached any of the provisions of Sections 5.2 or 5.4; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

7.2     Notice of Termination; Effect of Termination.    Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3     Fees and Expenses.

(a)  General.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally (i) all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee(s) for the Antitrust Filings, in each case pursuant to Section 5.1.

(b)  Company Payments.    In the event that this Agreement is terminated (i) pursuant to Section 7.1(f) or (ii) as a result of the failure of Company to obtain the Company Stockholder Approvals if (A) prior to such termination, an Acquisition Proposal with respect to Company was publicly disclosed and (B) within 12 months following the termination of this Agreement, either an Acquisition (as defined in Section 7.3(d)) with respect to Company is consummated, or Company enters into a Contract providing for an Acquisition which is later consummated (whether during or after such 12-month period), then Company shall pay to Parent a fee equal to $6,000,000 in immediately available funds promptly but in no event later than two business days after the date of such termination, if terminated pursuant to clause (i) above, or two business days after the consummation of such Acquisition, if terminated pursuant to clause (ii) above.

(c)  Parent Payments.    In the event that this Agreement is terminated (i) pursuant to Sections 7.1(g) or (ii) as a result of the failure of Parent to obtain the Parent Stockholder Approvals if (A) prior to such termination, an Acquisition Proposal with respect to Parent was publicly disclosed and (B) within 12 months following the termination of this Agreement, either an Acquisition with respect to Parent is consummated or Parent enters into a Contract providing for an Acquisition which is later consummated (whether during or after such 12-month period), then Parent shall pay to Company a fee equal to $6,000,000 in immediately available funds promptly but in no event later than two business days after the date of such termination, if terminated pursuant to clause (i) above, or 20 days after the consummation of such Acquisition, if terminated pursuant to clause (ii) above.

(d)  Company and Parent acknowledge that (i) the agreements contained in Sections 7.3(b) and 7.3(c) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the termination fees described therein are reasonable and appropriate in all respects, and (iii) without these agreements, the other party would not enter into this Agreement. Accordingly, if either party fails to pay in a timely manner the termination fee due pursuant to Section 7.3(b) or 7.3(c), and, in order to obtain such payment, the other party makes a claim that results in a judgment for the amounts set forth in Section 7.3(b) or 7.3(c), the non-terminating party shall pay to the terminating party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b) or 7.3(c) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 7.3(b) and 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

For the purposes of this Agreement, an “Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or Parent, as applicable, pursuant to which the stockholders of Company or Parent, as applicable, immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company or Parent or its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company’s or Parent’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company or Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company or Parent.

7.4     Amendment.    Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and Company; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange or the Nasdaq Stock Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

7.5     Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Merger Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1     Non-Survival of Representations and Warranties.    The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2     Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)  if to Parent or Merger Sub, to:

Interwoven, Inc.

803 11th Avenue

Sunnyvale, California 94089

Attention: Douglas Jones

Facsimile No.: (408) 774-2003

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Attention: Douglas N. Cogen

                 Craig Menden

Facsimile No.: 650-938-5200

(b)  if to Company, to:

iManage, Inc.

950 Tower Lane, Suite 500

Foster City, California 94404

Attention: Mahmood M. Panjwani

Facsimile No.: (650) 356-1179

with a copy to:

Skadden, Arps, Slate, Meagher and Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California 94301

Attention: Kenton J. King

                 Celeste E. Greene

Facsimile No.: 650-470-4570

8.3     Interpretation; Certain Defined Terms.

(a)  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)  For purposes of this Agreement, the term “affiliates” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first-mentioned person.

(c)  For purposes of this Agreement, the term “Contract” means any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or obligation of any nature that is legally binding and currently in force and effect.

(d)  For purposes of this Agreement, “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(e)  For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, Chief Technical Officer or Chief Operating Officer has actual knowledge of such matter, after reasonable inquiry of their respective direct reports.

(f)  For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be (1) materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries or (2) materially impede the ability of such entity to consummate the Merger within the time frame the Merger would otherwise be consummated in the absence of such Effect, provided however, that for purposes of clause (1) above, in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) changes in general U.S. or world economic or capital market conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner), (ii) stockholder class action, derivative or similar litigation arising from allegations of breach of fiduciary duty or misrepresentation in public disclosure relating to the Merger or the Merger Agreement, (iii) changes in the trading prices for such entity’s capital stock, (iv) any Effect resulting from compliance with the express terms and conditions of the Merger Agreement, (v) any Effect the announcement or pendency of the Merger, including any material loss of or adverse change in its relationship with any key employees, suppliers or customers, or any failure to keep intact or renew any agreements with customers or (vi) any failure by such entity to meet published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such entity that would otherwise constitute a Material Adverse Effect.

(g)  For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(h)  For purposes of this Agreement, “subsidiary” of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

8.4     Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5     Entire Agreement; Third Party Beneficiaries.    This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Voting Agreements, the Parent Voting Agreements, the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to create any third party beneficiaries or confer upon any other person any rights or remedies hereunder (including under Section 5.10), except as specifically provided in Section 5.12.

8.6     Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7     Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8     Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9     Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10     Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successor and permitted assigns.

8.11     Waiver Of Jury Trial.    EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INTERWOVEN, INC.

By:	/s/ MARTIN W. BRAUNS
Name: Martin W. Brauns Title: Chief Executive Officer

MAHOGANY ACQUISITION CORPORATION

By:	/s/ DOUGLAS JONES
Name: Douglas Jones Title: President

iMANAGE, INC.

By:	/s/ MAHMOOD PANJWANI
Name: Mahmood Panjwani Title: Chief Executive Officer